Exhibit 99.1

PDS GAMING CORPORATION ANNOUNCES RECEIPT OF
$9,500,000 FINANCING COMMITMENT

LAS VEGAS, Nevada - February 6, 2004 – PDS Gaming Corporation (Nasdaq:  PDSG), a company that finances, leases and sells gaming equipment to the casino industry, today reported the receipt of a financing commitment from Cochran Road, LLC, a New York-based lender (“Cochran”), in a maximum principal amount of $9.5 million.

Pursuant to the terms of the commitment letter agreement between the Company and Cochran (the “Commitment Letter”), Cochran has committed, subject to the satisfaction on or before June 30, 2004 of each of the conditions precedent set forth in the Commitment Letter, including, without limitation, the satisfactory completion by Cochran of its due diligence review and the negotiation and execution of definitive documentation satisfactory to Cochran and the Company, to provide to the Company a senior secured term loan for a term of five years in the maximum principal amount of $9.5 million (the “Loan”).  The Company intends to use the proceeds from the Loan to redeem its outstanding 10% and 12% Senior Subordinated Notes at par (approximately $5.5 million outstanding as of today’s date), fund future gaming equipment financing transactions and provide working capital to the Company.  The Commitment Letter provides that the Loan is to have an interest rate of 12% per annum, and requires the Company to pay certain other fees and expenses to Cochran in connection with the Commitment Letter and the Loan.  The Commitment Letter further provides that the Loan is to be secured by the Company’s cash-on-hand and its equity interests in leasing transactions generated by the Company.  In addition, to the extent permitted by applicable law and regulations, the Company has agreed to guaranty and, subject to certain conditions, assume a loan of up to $5.5 million by Cochran that is the subject of a separate commitment letter agreement between Cochran and the management group proposing to acquire all of the outstanding stock of the Company not already owned by its members.

The redemption of the Company’s 10% and 12% Senior Subordinated Notes requires, among other things, that prior written notice thereof be given by the Company to the Trustee under the applicable Indentures, and that the Trustee deliver such notice to the holders of the Senior Subordinated Notes.  The Indentures provide that such holders are to receive this notice not less than 30, and not more than 60, days prior to the proposed redemption date.  The Company has issued such notice to the Trustee, and anticipates closing the Loan prior to April 15, 2004.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “intend,” “anticipate,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to:  the inability of the Company to consummate the financing contemplated by the Commitment Letter; the strict regulation and changes in regulations imposed by gaming authorities; the limitation, conditioning, suspension or revocation of gaming licenses and entitlements held by the Company; the competition the Company faces or may face in the future; the effects of the proposed going private transaction; the inability of the Company to continue to obtain adequate financing on acceptable terms; the inability of the Company to recover its investment in gaming equipment leased under operating leases; the risk of default by the Company’s customers with respect to its financing transactions; the Company’s dependence on key employees; the potential fluctuations in the Company’s quarterly results; general economic and business conditions and other factors detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For additional information, please contact:

Peter D. Cleary, President and Chief Operating Officer of PDS Gaming
Corporation, at (702) 736-0700.